                                                                      EXHIBIT 11


DAUGHERTY RESOURCES, INC.
COMPUTATION OF PER SHARE EARNINGS
(United States Dollars)
Unaudited


         The table below presents information necessary for the computation of loss per share of the common stock, on both a primary and fully diluted basis, for the three months ended March 31, 2000 and 1999, and the years ended December 31, 1999, 1998 and 1997. The computations below reflect the 1 for 5 Reverse Stock Split effective June 30, 1998.

                                         THREE MONTHS ENDED
                                              MARCH 31                          YEAR ENDED DECEMBER 31
                                              --------                          ----------------------
                                       2000           1999             1999              1998             1997
                                   -----------    -----------     -------------     -------------     -----------

Net loss applicable to share of
Common Stock and Common
Stock equivalents                  $   720,442    $  (252,166)    $  (7,220,920)    $  (1,568,348)    $(1,708,418)

Average number of shares of
Common Stock Outstanding             2,520,628      2,183,783         2,261,754         2,035,188       1,831,926

Common Stock equivalents             6,004,697            -0-               -0-               -0-             -0-
                                   -----------    -----------     -------------     -------------     -----------
Total shares of Common Stock
and Common Stock equivalents         8,525,325      2,183,783         2,261,754         2,035,188       1,831,926
                                   ===========    ===========     =============     =============     ===========

Primary loss per share of
Common Stock                       $      0.29    $     (0.12)    $       (3.19)    $       (0.77)    $     (0.93)
                                   ===========    ===========     =============     =============     ===========

Fully diluted loss per share of    $      0.08    $     (0.12)    $       (3.19)    $       (0.77)    $     (0.93)
Common Stock                       ===========    ===========     =============     =============     ===========


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          During periods when the Company incurred net losses, Common Stock equivalents are considered anti-dilutive